                               JOINT VENTURE AGREEMENT


    THIS AGREEMENT (the "Agreement') is made and entered into as of this 31st day of August, 1997 by and among YAHOO! INC., a California corporation ("Yahoo"), having its principal office at 3400 Central Expressway, Suite 201, Santa Clara, CA 95051, SOFTBANK KOREA CORPORATION, a Korean corporation ("Softbank Korea"), having its principal office at 2 Flr., 4 Naengchen-dong, Seodaemun-ku, Seoul, Korea, SOFTBANK CORPORATION, a Japanese corporation ("Softbank"), having its principal office at 24-1, Nihonbashi-Hakozakicho, Chuo-ku, Tokyo 103 Japan, and YAHOO! JAPAN CORPORATION, a Japanese corporation ("Yahoo Japan"), having its principal office at 24-1, Nihonbashi-Hakozakicho, Chuo-ku, Tokyo 103 Japan(Yahoo, Softbank and Yahoo Japan, the "non-Korea based parties").

                                      RECITALS:

    A. Yahoo and Yahoo Japan have developed certain technologies related to Internet on-line products and services;

    B. In respect of such products and services, Yahoo, the Company (as defined below) and Yahoo Japan will enter into a License Agreement (the "License Agreement") and Softbank Korea and the Company will enter into a Services Agreement (the "Services Agreement") (together, the "Related Agreements"); and

    C. Softbank Korea desires to use such Internet expertise and all parties hereto desire to organize and establish a Korean joint venture company to distribute and sell such products and services and such other products and services as they may agree upon from time to time.

    NOW, THEREFORE, based on the foregoing premises, the parties hereto agree as follows:

ARTICLE 1.    ESTABLISHMENT OF THE COMPANY

    1.1 Promptly upon receipt of all necessary government approvals to implement this joint venture in form and substance acceptable to all parties, the parties shall, in accordance with the laws of Korea, establish a Korean joint stock company (CHUSIK HOESA) which will be named in English "Yahoo! Korea Corporation," and in Korean "Yahoo! Korea CHUSIK HOESA" (the "Company").

    1.2 As soon as reasonably possible after the establishment of the Company, the parties shall cause the Company to execute its written acceptance hereto whereby the terms and conditions of this Agreement shall become enforceable by and against the Company as if it were an original signatory hereto.

ARTICLE 2.    PURPOSE OF THE COMPANY

    The purpose of the Company is to:

         (a) Develop and market certain Internet related on-line products and services in the Republic of Korea.

         (b) Engage in any and all other conduct, activities or businesses which are related, directly or indirectly, to the attainment and continuation of the foregoing purposes.

ARTICLE 3.    ARTICLES OF INCORPORATION

    The articles of incorporation of the Company (the "Articles of Incorporation") shall be substantially in the form of Appendix A hereto or otherwise as agreed to from time to time by the parties hereto. If any discrepancy is found between this Agreement and the Articles of Incorporation, the terms of this Agreement shall prevail and the parties shall amend the Articles of Incorporation so as to be in accord with this Agreement.

ARTICLE 4.  CAPITAL SUBSCRIPTION

    4.1 At formation, the Company shall have an initial authorized capital of 3,600,000,000 Won.

    4.2 The capital shall be divided into common shares of voting stock of the Company. Each share shall have a par value of 5,000 Won. Any shares issued by the Company shall be common shares of one class.

    4.3 At the time of establishment of the Company, the Company shall issue 180,000 shares at a price of Won 5,000/share and the paid-in capital of the Company shall be equivalent to 900,000,000 Won.

    4.4  The parties shall subscribe for the shares which shall be issued under
Article 4.3 above as follows:

         (a)  Yahoo shall subscribe for 108,000 shares.

         (b)  Softbank Korea shall subscribe for 45,000 shares.
         (c)  Softbank shall subscribe for 18,000 shares.

         (d)  Yahoo Japan shall subscribe for 9,000 shares.

    As a result, the parties shall have the following percentage interest in the Company: (i) 60% to Yahoo, (ii) 25% to Softbank Korea, (iii) 10% to Softbank and (iv) 5% to Yahoo Japan.

    4.5 Within two (2) weeks after all necessary government approvals are received in form and substance acceptable to all parties hereto, any shares subscribed for by the non-Korea


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based parties shall be paid in full in United States dollars corresponding to the Korean Won amount indicated in Article 4.4 above, according to the dollar selling rate mutually agreed to by the parties.

    4.6 Any increase in the authorized or paid-in capital set forth in Articles 4.1 and 4.3 above, respectively, shall be done in accordance with
Article 10.3(c).

    4.7 The Board of Directors shall assess the Company's cash flow and financial situation on a quarterly basis. If the Board of Directors determines that the Company requires additional capital contributions, it shall by written notice to the parties call for the parties to subscribe for additional stock of the Company in proportion to their respective pro rata share based on the total number of capital stock of the Company then outstanding. To the extent a party does not fully subscribe to its pro rata share of such additional stock, the remaining parties shall be entitled to purchase any of such unsubscribed shares of stock in proportion to their respective pro rata share. Each party agrees
(i) to advise the Company of its intention to subscribe to its pro rata share of any additional stock at the earliest practicable date and in any event within thirty (30) days following a determination by the Board of Directors to issue additional stock and (ii) to pay the purchase price in cash for such shares not later than thirty (30) days thereafter.

ARTICLE 5.    SHARE CERTIFICATE; TRANSFERS OF SHARES

    5.1 Share certificates if issued by the Company shall be in non-bearer form.

    5.2 Notwithstanding the provision of Article 5.1 above, upon the establishment of the Company each party shall notify the Company in writing that it does not want the Company to issue share certificates for the shares of such party and upon such notice the Company shall not issue share certificates.

    5.3 Upon receipt of such notices from the parties, the Company shall enter without delay, in its shareholders register book and any duplicate thereof, a statement to the effect that no share certificate representing the shares subscribed to by the parties shall be issued unless a party shall subsequently so request in writing.

    5.4 Each party covenants and agrees that it will not request that the Company issue any share certificate representing the shares held by such party without the prior written consent of the other parties hereto.

    5.5 During the term of this Agreement, any share certificate issued hereunder will bear the following legend:

    "Transfer of the shares of stock represented by this certificate is subject to the Joint Venture Agreement dated August 31, 1997, a copy of which is on file at the principal office of the Company in Seoul, the Republic of Korea."


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    5.6  Any transfer of registered share(s) shall not be valid unless approved by the Board of Directors, and no transfer shall be binding on the Company unless and until the name and address of the transferee is duly entered into the Register of Shareholders following such transfer.

ARTICLE 6.    SHAREHOLDERS MEETING

    6.1 The Board of Directors shall decide the time and place for convening of, and the matters to be transacted in, all Shareholders Meetings. Notice of all Shareholders Meetings shall be given to each shareholder in accordance with the Articles of Incorporation.

    6.2 Except as otherwise required by applicable laws or the Articles of Incorporation, all actions and resolutions of the shareholders shall be adopted by the affirmative vote of a majority of the common voting shares of the Company represented at the meeting; PROVIDED, that more than one-half the total number of issued and outstanding common voting shares of the Company shall be represented at such meeting as a quorum.

    6.3 Notwithstanding Article 6.2 above, any of the following actions shall be adopted by the affirmative vote of more than two-thirds (2/3) of the total number of the Company's issued and outstanding common voting shares, at a Shareholders Meeting:

         (a)  removal of a director or the auditor;
         (b) transfer, takeover, or lease of a material part of the Company's business;

         (c)  amendment to the Articles of Incorporation;

         (d)  merger or consolidation with another company;

         (e)  dissolution of the Company; and

         (f)  reduction of stated capital.

ARTICLE 7.    DIRECTORS AND AUDITOR OF THE COMPANY

    The Company shall have:

         (a) Seven (7) directors who shall be elected by a resolution of the shareholders of the Company;

         (b) One (1) Representative Director who shall be elected by a resolution of the shareholders of the Company;

         (c) One (1) Chairman who shall be elected by the resolution of the Board of Directors; and


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

          (d) One (1) auditor who shall be elected by a resolution of the shareholders of the Company.

ARTICLE 8.     ELECTION OF DIRECTORS AND AUDITOR

    8.1 The parties shall exercise their respective voting rights in the Company and take such other steps as are necessary so as to ensure the nomination and election of the directors and auditor of the Company as follows:

          (a) Four (4) directors shall be nominated by Yahoo, two (2) directors by Softbank Korea and one (1) director by Yahoo Japan;
          (b)  The auditor shall be nominated by Yahoo;

          (c) The Representative Director-President shall be nominated by Yahoo; and

          (d) The Chairman shall be nominated by the mutual agreement between Yahoo and Softbank Korea.

    8.2 If a party hereto wishes to change any of its nominated director(s), the Representative Director, the Chairman or the auditor, with or without cause, the other party shall vote accordingly; PROVIDED, however, that if such dismissal is without cause, the party proposing the dismissal shall indemnify and hold the Company and the other parties harmless from any and all damages and other expenses that may arise from such action.

    8.3 In case the position of a director or the auditor of the Company becomes vacant for any reason, the parties hereto agree to cause their shares to be voted to elect as a replacement for such director or auditor a person nominated by the party who nominated the director or auditor whose position is vacant.

ARTICLE 9.     REPRESENTATIVE DIRECTOR AND CHAIRMAN

    The Representative Director shall represent the Company and shall carry on the administration of the affairs of the Company in accordance with the policies established by the Board of Directors and resolutions of the Shareholders Meeting, and the Chairman shall preside over all Board of Directors meetings and Shareholders Meetings.

ARTICLE 10.    BOARD OF DIRECTORS

    10.1 Board of Directors actions shall be valid only if made at a meeting held in person or by conference telephone or video, at which at least a majority of all directors then in office are present and a majority of those directors present at the meeting approve the Board of Directors action. The Board of Directors may hold meetings, both regular and special, at such time and place as it may determine. Notice of Board of Directors meetings shall be given to each director in accordance with the Articles of Incorporation.


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

    10.2 Unless otherwise required by applicable laws or the Articles of Incorporation actions and resolutions taken at a meeting of the Board of Directors shall be adopted by the affirmative vote of a majority of all the directors in office.

    10.3 Subject to Article 10.4 and the requirements under the Korean Commercial Code, the following actions shall be reserved for resolution by the Board of Directors:

          (a) To establish or change the management structure of the Company or authority of its officers and to make any decision involving basic policy of the Company;

          (b) To approve or terminate any contract between a director and the Company;

          (c)  To issue any new shares within the scope of authorized capital;

          (d) To recommend any distribution of the profits of the Company to a general Shareholders Meeting as a dividend;

          (e) To take any action or enter into any one transaction of any nature by, with, in the name of or on behalf of the Company and involving (i) an agreement, obligation or duty of the Company which is intended or reasonably expected to take more than 12 months to be fully performed or (ii) property of any nature having a book value, cost or market value, whichever is greater, in excess of 30,000,000 Won or (iii) an amount, liability or obligation of any nature owed by or to the Company in excess of 50,000,000 Won;

          (f) To approve the business plans and budgets, including the annual operating and capital expenditure budgets of the Company;

          (g) To set up the Company's policies regarding the salaries, bonuses, severance allowances and other emoluments of directors, auditors, officers, and employees of the Company, provided that compensation for the directors and auditor shall be further approved by a general Shareholders Meeting;

          (h) To approve any contract between the Company and a shareholder of the Company or its affiliate, other than the Related Agreements;

          (i) To borrow monies, issue guarantees, provide security interests on the assets of the Company or to take any other actions to create indebtedness of the Company whether contingent or not;

          (j) To appoint the Independent Auditor and the legal counsel of the Company;

          (k) To appoint domestic and export sales agents and generally determine domestic and export sales policy, including without limitation export to territories not previously approved by the Board of Directors;


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

          (l) To enter into any arrangement, agreement or transaction (other than the Related Agreements) which could reasonably be expected to materially adversely affect any interest of the Company;

          (m)  To approve any collective bargaining agreement with employees;
and

          (n) Other important matters relating to the management of the Company, the acquisition or disposition of land or other important assets (by whatever means).

    10.4 The non-standing directors shall receive no other compensation for services to the Company as director except from reimbursement for expenses directly related to fulfilling their positions as directors.


    10.5 The parties shall take all steps to ensure that no director shall be liable, in damages or otherwise, to the Company or to any of the parties for any act or omission performed or omitted by such director pursuant to the authority granted by this Agreement, except if such act or omission results from gross negligence, willful misconduct or bad faith. The Company shall save, indemnify, defend and hold harmless each director to the fullest extent permitted under the applicable Korean law and regulations, including without limitation, from and against any and all claims or liabilities of any nature whatsoever, including, but not limited to, reasonable attorneys' fees, arising out of or in connection with any action taken or omitted by such director pursuant to the authority granted by this Agreement, except where attributable to the gross negligence, willful misconduct or bad faith of such director or such director's agents.
Each director shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any act or omission of such director in reliance on such advice shall in no event subject such director to liability to the Company or any party. No director, in his or her capacity as such, shall owe any fiduciary duty to the Company or the parties and all fiduciary duties that would otherwise be implied by law are hereby expressly disclaimed to the fullest extent permitted under the applicable laws. No party shall owe any fiduciary duty to the Company or the other parties and all fiduciary duties that would otherwise be implied by law are hereby expressly disclaimed to the fullest extent permitted under the applicable laws. Each party expressly acknowledges and agrees that (i) except as otherwise provided herein or in the Related Agreements or any other agreement among parties, other parties (and directors who may be affiliated with such parties) may engage in activities competitive with those of the Company, and may pursue business opportunities that may also be available to the Company and (ii) except as otherwise provided herein or in the Related Agreements or any other agreement among parties, and except for any liability relating to the misuse or improper disclosure of the Company confidential or proprietary information, no party shall have any liability as a fiduciary or otherwise in connection with the pursuit of such activities.

ARTICLE 11.    AUDITOR

    The auditor shall perform the legally required functions of that statutory position, including without limitation, investigation of the business decisions of the directors as well as auditing of the books of account and records of the Company.


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

ARTICLE 12.    INDEPENDENT AUDITOR

    The Company shall appoint a firm of independent certified public accountants internationally recognized and licensed to practice in Korea which shall act as an independent auditor (the "Independent Auditor").

ARTICLE 13.    ACCOUNTING

    13.1 The fiscal year of the Company shall commence on January 1 of each year and end on December 31 of the same year; PROVIDED, however, that the first fiscal year of the Company shall commence as of the date of establishment of the Company pursuant hereto and end on the following December 31.

    13.2 The Company shall keep accurate books of account and financial and related records in accordance with generally accepted Korean and United States generally accepted accounting principles, standards and procedures, consistently applied.

    13.3 At the end of each annual fiscal year of the Company, the books of account and records of the Company shall be audited, at the expense of the Company, by the Independent Auditor. The Independent Auditor shall prepare for and supply to the parties certified balance sheets, profit and loss statements and other financial reports suitable for use by each of the parties hereto in connection with its financial and tax reports within three months of the end of the fiscal year. Such statements and reports shall be in both the Korean and English languages.

    13.4 Promptly after the end of each quarter the Company shall prepare and submit to each party, in a form satisfactory to the parties and at the expense of the Company, the balance sheet and profit and loss statement of the Company in the Korean and English languages in respect of the preceding quarter.

    13.5 The Company shall make available at its head office to each of the parties hereto, or to their designated representative(s), the books of account and records of the Company, at such reasonable times as any party hereto may so request.

ARTICLE 14.    BUSINESS AND OPERATION OF THE COMPANY

    The parties will cooperate and work together to develop promptly a business plan each fiscal year for the Company, to be mutually agreed upon by the parties (the "Operating Plan"). No later than forty-five (45) days prior to the commencement of each fiscal year of the Company, Yahoo and Softbank Korea will mutually agree as to the Operating Plan for the ensuing fiscal year, which shall include projections of revenue, expenses and net income on a quarterly basis. Yahoo and Softbank Korea agree to use their best efforts in good faith to agree on such Operating Plan, taking into account, all relevant business factors relating to the Company and its business, which factors shall include, but not be limited to, the Operating Plan and the Company's performance for recent prior periods, the size and the growth rates of the Internet advertising market in Korea, the competitive environment in Korea and the prevailing pricing for services similar to those offered by Yahoo! Korea.


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ARTICLE 15.    CONFIDENTIALITY OF INFORMATION

    15.1 Each party hereto agrees to keep secret and confidential all information obtained from another party hereto or the Company which is designated or may be considered as confidential by such party or the Company, as the case may be. The parties agree to take all necessary precautions in a manner acceptable to the party furnishing the confidential information to keep secret such information and to restrict its use as aforesaid; provided, that the above shall not apply to information which is or becomes part of the public domain through no fault of the disclosing party, nor shall the above restrict or prohibit the disclosure of such information to competent government authorities as is required to bring about the purposes intended by this Agreement.

    15.2 The parties hereto shall take all necessary steps to ensure that their directors, officers, employees, agents and subcontractors, if any, will comply in all respects with this Article 15.

    15.3 Such obligations, as are undertaken by the parties hereto pursuant to Article 15, shall survive termination of this Agreement and shall remain in effect and be binding on the termination of this Agreement except for such information as shall become part of the public domain or is received from an independent source through no fault of the party wishing to disclose.

ARTICLE 16.    TAXES

    Any sum required under Korean tax laws to be withheld by the Company for the account of a non-Korea based party from payments due to such party shall be borne by the party and shall be withheld and promptly paid by the Company to the appropriate tax authorities, and the parties hereto shall cause the Company to furnish such party with official tax receipts or other appropriate evidence issued by the Korean tax authorities sufficient to enable it to support a claim for credit, in respect of any sum so withheld, against income taxes imposed by its jurisdiction of incorporation.

ARTICLE 17.    RIGHT OF FIRST REFUSAL

    17.1 Before any shares of the Company (the "Shares") held by a party to this Agreement or any transferee of such party (either being sometimes referred to herein as the "Holder") may be sold or otherwise transferred (including transfer by gift or operation of law), Yahoo or its assignee(s) shall have a right of first refusal to purchase the shares on the terms and conditions set forth in this Article (the "Right of First Refusal").

    17.2  The Holder of the Shares shall deliver to Yahoo a written notice
(the "Notice") stating: (A) the Holder's bona fide intention to sell or otherwise transfer such Shares; (B) the name of each proposed purchaser or other transferee ("Proposed Transferee"); (C) the number of Shares to be transferred to each Proposed Transferee; and (D) the terms and conditions of each proposed sale or transfer. The Holder shall offer the Shares at the same price (the "Offered


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Price") and upon the same terms (or terms as similar as reasonably possible) to
Yahoo or its assignee(s).

    17.3 At any time within thirty (30) days after receipt of the Notice, Yahoo and/or its assignee(s) may, by giving written notice to the Holder, elect to purchase all, but not less than all, of the Shares proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with Article 17.4 below.

    17.4 The purchase price ("Purchase Price") for the Shares purchased by Yahoo or its assignee(s) under this Article shall be the Offered Price. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined by the Board of Directors of Yahoo in good faith.

    17.5 Payment of the Purchase Price shall be made, at the option of Yahoo or its assignee(s), in cash (by check), by cancellation of all or a portion of any outstanding indebtedness of the Holder to Yahoo (or, in the case of repurchase by an assignee, to the assignee), or by any combination thereof within 30 days after receipt of the Notice or in the manner and at the times set forth in the Notice.

    17.6 If all of the Shares proposed in the Notice to be transferred to a given Proposed Transferee are not purchased by Yahoo and/or its assignee(s) as provided in this Article, then the Holder may sell or otherwise transfer such Shares to that Proposed Transferee at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within 60 days after the date of the Notice and provided further that any such sale or other transfer is effected in accordance with any applicable securities laws and the Proposed Transferee agrees in writing that the provisions of this Article shall continue to apply to the Shares in the hands of such Proposed Transferee. If the Shares described in the Notice are not transferred to the Proposed Transferee within such period, or if the Holder proposes to change the price or other terms to make them more favorable to the Proposed Transferee, a new Notice shall be given to Yahoo, and Yahoo and/or its assignees shall again be offered the Right of First Refusal before any Shares held by the Holder may be sold or otherwise transferred.

ARTICLE 18.    TERM AND TERMINATION

    18.1 The term of this Agreement shall begin as of the Effective Date (as defined in Article 21.2) and shall continue in force and effect for an indefinite term thereafter, until the Company shall be dissolved or otherwise cease to exist as a separate entity, or until this Agreement is sooner terminated pursuant to the provisions of this Article 18.

    18.2 This Agreement is terminable by any party upon written notice to the other parties:

          (a) if another party shall be or become incapable for a period of ninety (90) consecutive days of performing any of its obligations under this Agreement because of force majeure as defined in Article 22; or


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

          (b) if another party or its creditors or any other eligible party shall file for such party's liquidation, bankruptcy, reorganization, compulsory composition, or dissolution, or if the party is unable to pay any debts as they become due, has explicitly or implicitly suspended payment of any debts as they become due (except debts contested in good faith) or if the creditors or the party have taken over its management, or if the relevant financial institutions have suspended the party's clearing house privileges, or if any material or significant part of the party's undertaking, property or assets shall be intervened in, expropriated, or totally or partially confiscated by action of any government.

    18.3 This Agreement is terminable by Yahoo upon written notice to the other parties:

          (a) upon Softbank Korea's material breach of the Services Agreement that remains uncured for a period of thirty (30) days following Softbank Korea's receipt of written notice thereof from Yahoo;


          (b) upon a merger or consolidation of Softbank Korea in which its shareholders do not retain a majority of the voting power in the surviving corporation, or a sale of all or substantially all of Softbank Korea's assets;

          (c) at any time after calendar year 1999, upon the Company's failure to achieve at least eighty percent (80%) of the revenue target mutually agreed to by Yahoo and Softbank Korea as set forth in the Operating Plan for three (3) out of any four (4) consecutive calendar quarters, as reflected in the Company's financial statements prepared in accordance with Article 13;

          (d) at any time in the event that cumulative losses of the Company for any calendar year commencing on January 1, 2000 and thereafter, equal or exceed 120% of the cumulative yearly losses mutually agreed to by Yahoo and Softbank Korea as set forth in the Operating Plan, as reflected in the Company's financial statements prepared in accordance with Article 13;

          (e) if any enactment of law of Korea subsequent to obtaining the government approvals contemplated by Article 21.1 hereof shall, in the reasonable opinion of Yahoo, (i) make performance of this Agreement and/or any unreasonably expensive or unreasonably difficult, or (ii) significantly alter the rights and obligations of the parties from those agreed and contemplated by this Agreement and/or any agreements related hereto, or (iii) significantly interfere with the benefits contemplated by this Agreement and/or any agreements related hereto; or

          (f) in the event any material term or provision of this Agreement shall for any reason be invalid, illegal or unenforceable in any respect, by giving at least thirty (30) days' prior notice to the other parties.

    18.4 This Agreement may also be terminated pursuant to Article 20.3 (lack of governmental approval) and the Company dissolved thereafter.


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    18.5  If this Agreement is terminated for any reason whatsoever,

          (a) the License Agreement (if not previously terminated), along with all licenses granted by Yahoo pursuant to Section 2.1 thereunder, shall automatically terminate; and

          (b) the Company may terminate the Services Agreement (if not previously terminated).

    18.6 (a) If this Agreement is terminated pursuant Article 18.2 above (if the responsible party is Yahoo), Softbank, Yahoo Japan and Softbank Korea (collectively, "Softbank Party") shall have the option thirty (30) days after the effective date of such termination, of (i) purchasing all of the shares of Yahoo at fair market value as determined by an independent auditor of international standing chosen by the Softbank Party from a pool of three (3) independent auditors of international standing nominated by Yahoo (an "Independent Auditor"), or (ii) selling all of its shares to Yahoo at fair market value as determined by an Independent Auditor or (iii) selling the Company to a third party or (iv) proceeding to a dissolution of the Company.

          (b)  If this Agreement is terminated pursuant to Article 18.2 or
Article 18.3 above (if the responsible party is any of the Softbank Party), Yahoo shall have the option thirty (30) days after the effective date of such termination, of (i) purchasing all of the shares of the Softbank Party at fair market value as determined by an Independent Auditor, or (ii) selling all of its shares to the Softbank Party at fair market value as determined by an Independent Auditor or (iii) selling the Company to a third party or
(iv) proceeding to a dissolution of the Company.

          (c) The fair market value of shares shall not be less than the proportion of the book value of the Company immediately before the causal event of the above Articles 18.2 or 18.3, as appropriate, has taken place, but after giving effect to any termination of the Service Agreement and the License Agreement under Article 18.5. A contract for the sale and purchase of shares shall be deemed to have been entered into upon the giving of written notice to the other parties of the election of the terminating party to exercise the option given to it in (i), (ii) or (iii) above. In the event of exercise of the option in (i) or (ii) above, a payment for the shares shall be due within sixty
(60) days of the completion of the appraisal by the independent auditor which appraisal shall be made at the cost of the Company as soon as reasonably practicable after the giving of such written notice.

    18.7 In the event that this Agreement is terminated and the parties do not reach an agreement regarding the purchase of shares of the Company or the sale of the Company pursuant to Article 18.6 above, the parties shall promptly dissolve the Company and cause the Company's debts to be paid to the extent the Company's assets are available to do so and the remaining assets to be distributed to the Holders in accordance with their rights as equity holders of the Company.

    18.8 Nothing in this Article shall prevent a party from enforcing its rights which may be available under the other provisions of this Agreement or applicable law.


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ARTICLE 19.    RESOLUTION OF DISPUTES, GOVERNING LAW AND LANGUAGE

    19.1 It is agreed that in case any controversy or claim arises out of or in relation to this Agreement or with respect to a breach hereof, the parties shall seek to solve the matter amicably through discussions between the parties.

    19.2 If the parties cannot resolve such controversy or claim, such controversy or claim shall be finally settled by binding arbitration in Santa Clara County, California under the Commercial Arbitration Rules of the American Arbitration Association by three arbitrators appointed in accordance with such Rules. Judgment on the award rendered by a majority of the arbitrators may be entered in any court of competent jurisdiction. The cost of the arbitration, including administrative and arbitrators' fees, shall be paid by the losing party, as determined by the arbitrators as part of their findings. Each party shall bear the cost of its own attorneys' fees and expert witness fees. The parties may also apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without any abridgment of the powers of the arbitrator.


    19.4 The validity, performance, construction, and effect of this Agreement shall be governed by the laws of Korea.
    19.5 This Agreement is executed in the English language. In the event of any difference, discrepancy or conflict between the English and Korean versions of this Agreement, the English version shall be controlling in all respects.

ARTICLE 20.    ASSIGNABILITY

    This Agreement and each and every covenant, term and condition hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, but neither this Agreement nor any rights and obligations hereunder shall be assignable or delegable directly or indirectly by any party without the prior written consent of the other parties except for the transfer of shares pursuant to Article 17.

ARTICLE 21.    GOVERNMENT APPROVAL AND EFFECTIVE DATE

    21.1 Softbank Korea shall exert its best efforts to obtain all approvals of the government of Korea at its reasonable expense necessary to enable the non-Korea based parties' investment into the Company and to enable all the other purposes of this Agreement to be fully carried out, upon the terms and conditions provided for in this Agreement. The non-Korea based parties shall assist Softbank Korea in obtaining such government approvals and provide such information and documents as Softbank Korea shall reasonably request in obtaining such approvals. Softbank Korea shall keep the non-Korea based parties fully informed as to the status of such approval procedures. Softbank Korea shall provide the non-Korea based parties with copies of all correspondence and documents transmitted to and received from the governmental authorities relating to such approval. Softbank Korea shall advise approval of this Agreement and shall transmit to the non-Korea based parties a copy of any government documents received by Softbank Korea indicating the date of such approval and the terms and conditions thereof; provided, however, that any variation of the terms and conditions hereof which may be required to be made as a condition of such government approvals should be subject to the approval and acceptance of the parties hereto.

    21.2 This Agreement shall come into effect upon the date the duly authorized representatives of the parties hereto have added their signatures or names hereto (the "Effective Date"). Notwithstanding the foregoing, the provisions of this Agreement which require government approval shall not become enforceable until all necessary and appropriate government approvals of this Agreement are obtained in form and substance acceptable to the parties hereto.

    21.3 Notwithstanding any other provision of this Agreement, should the government approvals pursuant to Article 21.1 not be obtained within six (6) months of the Effective Date, then upon written notice to the other parties, any party may terminate this Agreement and this Agreement shall become null and void and no rights or liabilities shall arise in or against either party hereto specifically as a result of such termination.

    21.4 If any further government review and approval of this Agreement or of any amendment hereto is required under the laws or regulations or other legal authority of Korea, Softbank Korea shall keep the non-Korea based parties fully informed as to the status of such approval procedures. Softbank Korea shall provide the non-Korea based parties with copies of all correspondence and documents transmitted to and received from the governmental authorities relating to such approval.

ARTICLE 22.    FORCE MAJEURE

    No party hereto shall be liable to another party for any loss, injury, delay, damages or other casualty suffered or incurred by the latter due to strikers riots, storms, fires, explosions, acts of God, war, action of any government or any other cause beyond the reasonable control of the party ("force majeure"), and any failure or delay by any party hereto or performance of any of its obligations under this Agreement due to one or more of the foregoing causes shall not be considered a breach of this Agreement. The party suffering such force majeure shall notify the other parties in writing promptly after the occurrence of such force majeure and shall, to the extent reasonable and lawful, use its best efforts to remove or remedy such cause.

ARTICLE 23.    REPRESENTATIONS AND WARRANTIES

    23.1  Each party represents and warrants to the other party that;

          (a) it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction wherein it is organized and existing;

          (b) it has all necessary corporate power and authority to enter into this Agreement and to perform all of the obligations to be performed by it hereunder;

          (c) subject to the obtaining of all required government approvals of this Agreement, this Agreement constitutes a valid and legally binding obligation of the party and will be enforceable against he party in accordance with its terms;

          (d) this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized and approved by and on behalf of the party by all requisite corporate actions; and

          (e) the execution and delivery of this Agreement, and the performance of the transactions contemplated hereby, and the fulfillment of and compliance with the terms and conditions hereof, do not (i) violate any provision of law, statute, rule or regulation to which the party is subject,
(ii) violate any judgment, order, writ, injunction or decree of any court applicable to the party, (iii) result in the breach of, or be in conflict with, any term, covenant, condition or provision of, or affect the validity, enforceability and subsistence of any agreement, or lease or other commitment to which the party is a party and which would materially and adversely affect the party, or (iv) result in the creation or imposition or any lien, pledge, mortgage, claim, charge or encumbrance upon any assets of the party.

    23.2 Each party agrees to hold the other parties harmless and to indemnify the other parties against any and all liabilities, losses, costs, damages, commissions and expenses which the other party may sustain by reason of the breach of any of representations and the warranties set forth in this Agreement.

ARTICLE 24.    NOTICE

    24.1 Except as otherwise provided in this Agreement, all notices required or permitted to be given hereunder shall be in writing and shall be valid and sufficient if dispatched by registered airmail (postage prepaid), delivered personally, or sent by telex, facsimile or cable to the following addresses:


          If to Yahoo:

                   3400 Central Expressway
                   Suite 201
                   Santa Clara, CA 95051
                   Attn: Timothy A. Koogle

          If to Yahoo Japan:

                   24-1 Nihonbashi-Hakozakicho
                   Chuo-ku
                   Tokyo 103 Japan
                   Attn: Masahiro Inoue

          If to Softbank:

                   24-1 Nihonbashi-Hakozakicho
                   Chuo-ku
                   Tokyo 103 Japan
                   Attn: Masayoshi Son

          If to Softbank Korea:

                   2nd Flr., 4 Naengchen-dong
                   Seodaemun-ku
                   Seoul, Korea
                   Attn: Hongsun Lee

    24.2 Each party hereto may change its address by notice given to the party hereto in the manner set forth above. Notices given as herein provided shall be considered effective seven (7) days after the registered postage pre-paid mailing thereof, or on the day of personal delivery, or the day after sending if by telex, facsimile or cable, whichever occurs first with confirmation copy sent by registered mail.

    24.3 All notices, communications, evidences, reports, opinions and other documents given under or in connection with this Agreement, unless submitted in the English language, shall be accompanied by one English translation thereof; PROVIDED, that the English version of all such notices, communications, evidences, reports, opinions and other documents shall govern in the event of any conflict with the non-English version thereof.

ARTICLE 25.    EXPENSES

    25.1 Each party shall bear its own attorney fees and other expenses incurred to execute this Agreement.

    25.2 All fees, related to incorporation of the Company including but not limited to fees paid to governmental bodies, shall be borne by the parties in proportion to their respective shares in the Company.

ARTICLE 26.    ENTIRE AGREEMENT

    This Agreement embodies the entire agreement of the parties with respect to the subject matter hereof and supersedes and cancels any and all prior understandings or agreements, verbal or otherwise, in relation hereto, which may exist between the parties. No oral explanation or oral information by any of the parties hereto shall alter the meaning or interpretation of this Agreement. No amendment or change hereof or addition hereto shall be effective or binding on any of the parties hereto unless reduced to writing and executed by the respective duly authorized representatives of each of the parties hereto.

ARTICLE 27.    UNENFORCEABLE TERMS

    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

ARTICLE 28.    NON-WAIVER

    The failure or delay of any party to require performance by the other parties of any provision of, or of any right or obligation under, this Agreement, shall not constitute a waiver thereof, nor shall such affect that party's right to thereafter require performance of such or any other provision, right or obligation.

ARTICLE 29.    DISCLAIMER OF AGENCY

    This Agreement shall not be deemed to constitute any party hereto the agent of the other parties, nor shall it be deemed to constitute the Company an agent of any party hereto.

ARTICLE 30.    HEADINGS

    The headings in this Agreement have been inserted for convenience of reference only and are not to be used in construing or interpreting this Agreement.

ARTICLE 31.    COUNTERPARTS

    This Agreement may be executed in any number of counterparts. Any such counterpart shall constitute a full and original agreement for all purposes.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above set forth.

YAHOO! INC.                            SOFTBANK KOREA CORPORATION



By  /s/ Timothy A. Koogle              By   /s/ Hongsun Lee
    ------------------------------          ------------------------------
Name: Timothy A. Koogle                Name: Hongsun Lee
Title: President and Chief Executive   Title: President and Chief Executive
       Officer                                Officer

YAHOO! JAPAN CORPORATION               SOFTBANK CORPORATION


By  /s/ Masahiro Inoue                 By   /s/ Masayoshi Son
    ------------------------------          ------------------------------
Name: Masahiro Inoue                   Name: Masayoshi Son
Title: President and Chief Executive   Title: President and Chief Executive
       Officer                                Officer